Term sheet No. 156J-3 To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement J-3 dated July 5, 2007	Registration Statement No. 333-137902 Dated August 1, 2007; Rule 433

Deutsche Bank AG, London Branch

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Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield Balanced Excess Return due August 31, 2010

General

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Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield Balanced Excess Return due August 31*, 2010 (the “securities”) are designed for investors who seek a return of 150% (the “Participation Rate”) of any positive Index Return of the Deutsche Bank Liquid Commodity Index – Optimum Yield Balanced Excess Return (the “Index”) at maturity.

•	Investors should be willing to forgo interest or other payments during the term of the securities and to lose up to 90% of their initial investment if the Index declines.
•	Senior unsecured obligations of Deutsche Bank AG due on or about August 31*, 2010.
•	Denominations of $1,000.
•	Minimum initial investment of $1,000.
•	The securities are expected to price on or about August 27*, 2007 and are expected to settle on or about August 31*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Index:	Deutsche Bank Liquid Commodity Index – Optimum Yield Balanced Excess Return

Buffer Level:	10%

Participation Rate:	150%.

Payment at Maturity:

•      If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 security face amount that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Accordingly, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)

• If the Final Level is less than the Initial Level, and the decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 security face amount.

•      If the Final Level is less than the Initial Level, and the decline is greater than the Buffer Level, you will lose 1% of the face amount of your securities for every 1% that the Index declines beyond the Buffer Level. Accordingly, in this case, if the Index Return is less than -10%, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Level)]

If the Final Level is less than the Initial Level by more than the Buffer Level of 10%, you could lose up to $900 per $1,000 security face amount.

Index Return:	Final Level – Initial Level

Initial Level

Initial Level:	The Index closing level on the Trade Date.

Final Level:	The Index closing level on the Final Valuation Date.

Trade Date:	August 27*, 2007

Final Valuation Date:	August 26*, 2010, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	August 31*, 2010, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	25152C MG 8

ISIN:	US25152CMG86

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement J-3 dated July 5, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J-3 dated July 5, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507150047/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index from -100% to +100% and assumes a Participation Rate of 150% and an Initial Level of 246.42 (the actual Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
468.20	90%	$2,350.00	135.00%
443.56	80%	$2,200.00	120.00%
418.91	70%	$2,050.00	105.00%
394.27	60%	$1,900.00	90.00%
369.63	50%	$1,750.00	75.00%
344.99	40%	$1,600.00	60.00%
320.35	30%	$1,450.00	45.00%
295.70	20%	$1,300.00	30.00%
271.06	10%	$1,150.00	15.00%
246.42	0%	$1,000.00	0.00%
221.78	-10%	$1,000.00	0.00%
197.14	-20%	$ 900.00	-10.00%
172.49	-30%	$ 800.00	-20.00%
147.85	-40%	$ 700.00	-30.00%
123.21	-50%	$ 600.00	-40.00%
98.57	-60%	$ 500.00	-50.00%
73.93	-70%	$ 400.00	-60.00%
49.28	-80%	$ 300.00	-70.00%
24.64	-90%	$ 200.00	-80.00%
0.00	-100%	$ 100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index increases from the Initial Level of 246.42 to the Final Level of 271.06, an increase of 10%. Because the Final Level of 271.06 is greater than the Initial Level of 246.42, the investor receives a payment at maturity of $1,150.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount =

$1,000 + ($1,000.00 x 10% x 150%) = $1,150.00

Example 2: The Index declines from the Initial Level of 246.42 to the Final Level of 221.78, a decline of 10%. Because the Final Level of 221.78 is less than the Initial Level of 246.42 and this decline does not exceed the Buffer Level of 10%, the investor receives a payment at maturity of $1,000.00 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount = $1,000.00

Example 3: The Index declines from the Initial Level of 246.42 to the Final Level of 197.14, a decline of 20%. Because the Final Level of 197.14 is less than the Initial Level of 246.42 and this decline exceeds the Buffer Level of 10%, the Index Return is negative, and the investor will receive a payment at maturity of $900.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-20% + 10%)] = $900.00

Example 4: The Index declines from the Initial Level of 246.42 to the Final Level of 0, a decline of 100%. Because the Final Level of 0 is less than the Initial Level of 246.42 and this decline exceeds the Buffer Level of 10%, the Index Return is negative, and the investor will receive a payment at maturity of $100.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-100% + 10%)] = $100.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The securities provide the opportunity to enhance equity returns by multiplying a positive Index Return by a Participation Rate of 150%. The securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Index. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of your initial investment in the securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10%. If the Final Level declines by more than the

Buffer Level of 10%, for every 1% decline beyond 10% you will lose an amount equal to 1% of the face amount of your securities. For example, an Index Return of -20% will result in a loss of 10% of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – OPTIMUM YIELD BALANCED EXCESS RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Optimum Yield Balanced Excess Return. The Deutsche Bank Liquid Commodity Index — Optimum Yield Balanced Excess Return is composed of futures contracts on fourteen commodities — WTI Crude Oil, Brent Crude Oil, Heating Oil, RBOB Gasoline, Natural Gas, Aluminum, Zinc, Gold, Silver, Copper, Wheat, Soybean, Sugar and Corn — and its closing level is calculated on an “excess return basis” as described below under “The Deutsche Bank Liquid Commodity Index – Optimum Yield Balanced Excess Return.”

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the components that underlie the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment in excess of $100 per

$1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 10% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 security face amount that you invest.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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THE TRADING VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The trading value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

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the value of the Index, which will in turn be affected by interest rates; domestic and foreign economic and political conditions generally; monetary policies of the Federal Reserve Board; inflation and expectations concerning inflation; and the commodity markets (in particular, the market for futures contracts on crude oil, heating oil, natural gas, gasoline, zinc, copper, soybeans, silver, sugar, aluminum, gold, corn and wheat), which may fluctuate rapidly based on numerous factors including changes in supply and demand relationships, weather, agricultural, trade, fiscal, monetary and exchange control programs, and geopolitical and economic events, including wars, acts of terrorism and natural disasters;

•	the volatility of each Index Constituent;

•	the combined volatility of the Index Constituents as reflected in the volatility of the Index; and

•	the creditworthiness of the Issuer.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX CONSTITUENTS — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the Index Constituents may have.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index — Optimum Yield Balanced Excess Return — Determining the Instrument Amount on a Rebalancing Day.”

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG and/or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities, the Index Sponsor and the calculation agent for the Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index are unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Force Majeure event relating to the Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Index at the time when the Final Level is determined. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent, Index Sponsor and the calculation agent for the Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. To the extent that correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL INDEX CONSTITUENT — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents may reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE MARKET VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index which reflects the return on futures contracts on fourteen different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS COMPRISING THE INDEX RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling.”

Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in a later month. The new contract is chosen using an “Optimum Yield” method. See “The Deutsche Bank Liquid Commodity Index – Optimum Yield Balanced Excess Return.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the new contract, thereby creating a positive “roll yield.” While some of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, decrease the amount payable to you on the securities at maturity.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the timing and character of income on a security might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—

OPTIMUM YIELD BALANCED EXCESS RETURN (DBLCI-OY Balanced)

The Index, which began trading on January 17, 2007, reflects the performance of a basket of futures contracts relating to certain commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Index. The commodities included in the Index are: West Texas Intermediate light sweet crude oil (“WTI Crude Oil”), Brent blend crude oil (“Brent Crude Oil”), New York Harbour no. 2 heating oil (“Heating Oil”), New York RBOB Gasoline (“RBOB Gasoline”), high grade primary aluminum (“Aluminum”), Special High Grade zinc (“Zinc”), Copper Grade A (“Copper”), Sugar #11 (“Sugar”), Natural Gas, Gold, Silver, Corn, Wheat, Soybeans (each, an “Index Constituent”). The relative weight of each Index Constituent reflected in the Index is variable and is adjusted from time to time as described below.

Because the Index measures the value of the Index Constituents by tracking the prices of Exchange Traded Instruments, the index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for each Exchange Traded Instrument. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch (the “Index Sponsor”) will publish the Index closing level for each trading day on Bloomberg ticker [DBLCBBER <Index>] or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this term sheet.

Calculation of the Index Closing Level

The Index Sponsor has calculated the Index back to September 3, 1997 (the “Base Date”). The Index Sponsor will calculate the Index closing level on an “excess return” basis on each Index Business Day by (i) taking the sum of the Weighted Closing Prices of each Exchange Traded Instrument included in the Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards. The excess return is equal to the percentage change of the underlying commodity futures market.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular trading day is the product of the weight assigned to such Exchange Traded Instrument on such day,

referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On July 30, 2007, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were:

Index Constituent	Exchange	Instrument Amount
WTI Crude Oil	NYMEX	7.759%
Brent Crude Oil	ICE	8.322%
Heating Oil	NYMEX	8.282%
RBOB Gasoline	NYMEX	8.573%
Aluminum	LME	6.254%
Zinc	LME	4.960%
Copper	LME	6.362%
Sugar	NYBOT	5.519%
Natural Gas	NYMEX	3.307%
Gold	COMEX	13.509%
Silver	COMEX	3.235%
Corn	CBOT	6.809%
Wheat	CBOT	8.473%
Soybeans	CBOT	8.636%

The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

WTI Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to WTI Crude Oil will be the price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”) of such Exchange Traded Instrument, expressed in U.S. Dollars per barrel of WTI Crude Oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Brent Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Brent Crude Oil will be the price at the regular close of the principal trading session on such day on the Intercontinental Exchange or its successor (“ICE”) of such Exchange Traded Instrument, expressed in U.S. Dollars per barrel of Brent Crude Oil, as published by ICE for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by ICE for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Heating Oil will be the price at the regular close of the principal trading session on such day on NYMEX of such Exchange Traded Instrument, expressed in U.S. Dollars per U.S. gallon of Heating Oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

RBOB Gasoline Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to RBOB Gasoline will be the price at the regular close of the principal trading session on such day on NYMEX of such Exchange Traded Instrument, expressed in U.S. Dollars per U.S. gallon of RBOB Gasoline, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Aluminum will be the price at the regular close of the principal trading session on such day on The London Metal Exchange Limited or its successor (“LME”) of such Exchange Traded Instrument, re-expressed in U.S. Dollars per metric tonne of Aluminum, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Zinc Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Zinc will be the price at the regular close of the principal trading session on such day on LME of such Exchange Traded Instrument, re-expressed in U.S. Dollars per metric tonne of Zinc, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Copper Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Copper will be the price at the regular close of the principal trading session on such day on LME of such Exchange Traded Instrument, re-expressed in U.S. Dollars per metric tonne of Copper, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Sugar Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Sugar will be the price at the regular close of the principal trading session on such day on the New York Board of Trade. or its successor (“NYBOT”) of such Exchange Traded Instrument, expressed in U.S. Dollars per metric tonne of Sugar, as published by NYBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Natural Gas Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Natural Gas will be the price at the regular close of the principal trading session on such day on NYMEX of such Exchange Traded Instrument, expressed in U.S. Dollars per mmbtu of Natural Gas, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Gold will be the price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”) of such Exchange Traded Instrument, expressed in U.S. Dollars per troy ounce of Gold, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Silver Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Silver will be the price at the regular close of the principal trading session on such day on the COMEX of such Exchange Traded Instrument, expressed in U.S. Dollars per troy ounce of Silver, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Corn will be the price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc. or its successor (“CBOT”) of such Exchange Traded Instrument, expressed in U.S. Dollars per bushel of Corn, as published by CBOT for that Index

Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Wheat will be the price at the regular close of the principal trading session on such day on CBOT of such Exchange Traded Instrument, expressed in U.S. Dollars per U.S. bushel of Wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Soybeans Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to Soybeans will be the price at the regular close of the principal trading session on such day on CBOT of such Exchange Traded Instrument, expressed in U.S. Dollars per U.S. bushel of Soybeans, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Index Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the trading day immediately following the trading day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Index Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Optimum Yield

The Index’s “Optimum Yield” component employs a rules-based approach when it rolls from one futures contract to another: rather than selecting the new futures contract based on a predefined schedule, the Index rolls to a successor futures contract from a list of tradable futures contracts that are to expire within the next thirteen months in a manner that seeks to generate the maximum implied roll yield. In this way, the Index seeks to maximize the potential roll benefits in backwardated markets and minimize the loss from rolling down the curve in contango markets.

If the price of a commodity futures contract is greater than the spot price, the market is in contango. If the price of a commodity futures contract is below the spot price, the market is in backwardation. In a contango market, as the time to expiration of the futures contract decreases, as a general matter the price will move toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling; the opposite is true for a market in backwardation.

On the first day of each month that is an Index Business Day in New York, each futures contract currently in the Index is tested for continued inclusion in the Index based on the month in which the contract delivery of the underlying Index Constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For example, if the first New York Index Business Day is February 1, 2007, and the delivery month of a futures contract currently in the Index is March 2007, a new contract with a later delivery month will be selected.

For each Index Constituent, the new commodity futures contract selected will be the contract with the maximum implied roll yield based on the closing price for each eligible contract. An eligible contract is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the Index, and (ii) no later than the 13th month after the applicable first New York Index Business Day. For example, if the applicable first New York Index Business Day is February 1, 2008, and the delivery month of a futures contract currently in the Index is March 2008, the delivery month of an eligible new contract must be between April 2008 and March 2009. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

If an existing Index holding no longer meets the inclusion criteria, the monthly index roll unwinds the existing Instrument Amount and enters into a new contract. The Recomposition Period takes place between the 2nd and 6th business day of the month, subject to a Market Disruption Event. On each day during the Recomposition Period new notional holdings are calculated. The calculations for the Instrument Amount leaving the Index and the Instrument Amount entering the Index are different.

The “excess return” calculation value (in respect of an Index Constituent on any Index Business Day during a Recomposition Period is the sum of (i) the product of (A) the existing

Instrument Amount for such Index Constituent for such Index Business Day and (B) the Closing Price for such Index Constituent for such Index Business Day and (ii) the product of (A) the new Instrument Amount for such Index Constituent for such Index Business Day and (B) the Closing Price for such Index Constituent for such Index Business Day.

Determining the Instrument Amount on a Rebalancing Day

The Index is rebalanced on an annual basis on the 6th Index Business Day of November, subject to extension in the event of a Market Disruption Event, to rebalance its composition to the Index Base Weight.

“Index Base Weight” means the weightings assigned to each Index Constituent on the Base Date, being:

•	in respect of WTI Crude Oil, 7.875%;

•	in respect of Brent Crude Oil, 7.875%;

•	in respect of Heating Oil, 7.875%;

•	in respect of RBOB Gasoline, 7.875%;

•	in respect of Aluminum, 6.000%;

•	in respect of Zinc, 6.000%;

•	in respect of Copper, 6.000%;

•	in respect of Sugar, 7.500%;

•	in respect of Natural Gas, 3.500%;

•	in respect of Gold, 13.600%;

•	in respect of Silver, 3.400%;

•	in respect of Corn, 7.500%;

•	in respect of Wheat, 7.500%; and

•	in respect of Soybeans, 7.500%.

In case the rebalancing date is a Valid Date in respect of all Index Constituents, the rebalancing period is the rebalancing date. If not, the rebalancing period is the period from and including the rebalancing date to and including the latest rebalancing extension date.

Definitions of Exchange Business Days, Valid Dates and Index Business Days:

“Exchange Business Day” means, in respect of an Index Constituent, a day which is (or, but for the occurrence of a Market Disruption Event or Force Majeure Event would have been) a trading day for the Exchange Traded Instruments relating to such Index Constituent on the relevant exchange.

“Valid Date” means, in respect of an Index Constituent, an Exchange Business Day on which a Market Disruption Event in respect of such Index Constituent or a related Exchange Traded Instrument does not occur.

“Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

Market Disruption Events

If the Index Sponsor is required on a trading day to calculate the closing price for an Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument and the Index Constituent underlying such instrument.

The Index Sponsor will not calculate the Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Index or any Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on a trading day, the Index Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index closing level; or (ii) defer publication of information relating to the Index until the next trading day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Index

The Index Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Constituent or an Exchange Traded Instrument). The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

Set forth below is a chart of the closing levels of the Index through July 30, 2007. The closing level of the Index on July 30, 2007 was 246.42.

The Index has existed only since January 17, 2007. The data below from January 17, 2007 through July 30, 2007 represent the actual performance of the Index. The data from January 2, 1998 to January 16, 2007 reflect a retrospective hypothetical calculation of the Index using archived data and the same methodology used to calculate the Index on an actual basis since. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to January 17, 2007.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents (the “Agents”) for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions that will depend on market conditions on the Trade Date. The Agents may pay referral fees to other broker dealers of up to 0.5% or $5.00 per $1,000 security face amount. The Issuer may pay custodial fees to other broker dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.

We expect to deliver the securities against payment for the securities on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their securities on the Trade Date or the succeeding business day will be required, by virtue of the fact that we expect the securities initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.